                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
              Section 12(g) of the Securities Exchange Act of 1934
                   or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                                              Commission File Number  0-11110
                                                                      -------


                              CLINICOM INCORPORATED
             (Exact name of registrant as specified in its charter)

           4720 WALNUT STREET, BOULDER, COLORADO 80301, (303) 443-9660
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                          COMMON STOCK, $.001 PAR VALUE
            (Title of each class of securities covered by this Form)

                                      NONE
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [X]            Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(1)(ii)     [ ]            Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(i)      [ ]            Rule 12h-3(b)(2)(ii)     [ ]
     Rule 12g-4(a)(2)(ii)     [ ]            Rule 15d-6               [ ]
     Rule 12h-3(b)(1)(i)      [ ]

     Approximate number of holders of record as of the certification or notice date: NONE: REGISTRANT WAS MERGED INTO HBO & COMPANY OF GEORGIA, A WHOLLY OWNED SUBSIDIARY OF HBO & COMPANY.


     Pursuant to the requirements of the Securities Exchange Act of 1934 HBO & Company, as successor issuer to CliniCom Incorporated, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:  October 13, 1995                      BY:   /s/ Jay P. Gilbertson
      -----------------------                     -----------------------------
                                                  Jay P. Gilbertson
                                                  Vice President - Finance,
                                                  Chief Financial Officer,
                                                  Treasurer and
                                                  Assistant Secretary
                                                  HBO & Company